                                                                  Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
TDI Consolidated Corporation:

We consent to the use of our report dated June 3, 2004, with respect to the statements of assets and liabilities of the Northern Operations of Eckerd drugstores (a business of TDI Consolidated Corporation) as of January 31, 2004 and January 25, 2003 and the related statements of revenues and expenses and cash flows for the fiscal years ended January 31, 2004, January 25, 2003 and January 26, 2002, which report is included in this Amendment No. 3 to the Forms F-10, S-4 and F-4 Registration Statement of The Jean Coutu Group (PJC) Inc. and to the reference to our firm under the heading "Experts" in the prospectus.


(signed) KPMG LLP


Tampa, Florida
January 5, 2005